UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 22, 2008

Date of Report (Date of earliest event reported)

HEARST-ARGYLE TELEVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14776	74-2717523
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 West 57th Street

New York, New York 10019

(Address of Principal Executive Offices)  (Zip Code)

(212) 887-6800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.  Other Events.

Optional Redemption of Series B Debentures

On May 22, 2008, the Registrant issued a notice to the Wilmington Trust Company of its intention to redeem its 7.5% Convertible Junior Subordinated Deferrable Interest Debentures, Series B, Due 2021 (the “Series B Debentures”).   The Series B Debentures were issued by the Company in the aggregate principal amount of $134,020,640 to its wholly owned subsidiary, the Hearst-Argyle Capital Trust (the “Trust”), on December 20, 2001 pursuant to an Indenture by and between the Registrant and Wilmington Trust Company, as Trustee.  The Registrant intends to redeem all of its outstanding Series B Debentures on June 23, 2008 (the “Redemption Date”) at a price of $51.500 per $50.00 principal amount of Series B Debentures, plus accrued and unpaid interest (the “Redemption Price”) in accordance with the terms of the Indenture.  The redemption of the Series B Debentures will trigger a simultaneous redemption by the Trust of 2.6 million shares of its 7.5% Series B Convertible Securities (the “Series B Trust Preferred”), which the Trust issued in a private placement on December 20, 2001, at the same price and on substantially the same terms as the redemption of the Series B Debentures.  The Series B Trust Preferred are effectively convertible, at the option of the holder, at any time up to the Redemption Date, into shares of the Company’s Series A Common Stock at a rate of 1.972262 shares of Series A Common Stock per $50 principal amount of Series B Debentures (an effective conversion price of $25.3516 per share).  On the Redemption Date, the Redemption Price will become due and payable upon the Series B Debentures and interest on the Series B Debentures will cease to accrue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARST-ARGYLE TELEVISION, INC.

By:
/S/ JONATHAN C. MINTZER
Jonathan C. Mintzer
Vice President, General Counsel and
Secretary

Date: May 28, 2008